The information in this preliminary reopening supplement is not complete and may be changed. This preliminary reopening supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 15, 2020

April , 2020	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices due September 24, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a capped return of 2.85 times any appreciation (with a Maximum Upside Return of 50.00%) of an equally weighted basket consisting of the EURO STOXX 50® Index and the MSCI EAFE® Index, which we refer to as the Indices, at maturity, but only if a Trigger Event has not occurred. The notes are also designed for investors who seek a capped return equal to 50% of the absolute value of any depreciation (with a maximum downside return of 20.00%) of the basket at maturity, but only if a Trigger Event has not occurred. A Trigger Event occurs if the Final Value of either Index is less than its Initial Value by more than 40.00%.
•	If, however, a Trigger Event has occurred, investors will not benefit from the performance of the basket and will instead be exposed to the performance of the lesser performing of the Indices at maturity. Under these circumstances, investors will lose some or all of their principal amount at maturity.
•	Investors should be willing to forgo interest and dividend payments, be willing to be exposed to the performance of the lesser performing of the Indices and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes may not be linked to a basket composed of the Indices and may be linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The purpose of this reopening supplement is to offer additional notes, which we refer to as the “reopened notes.” $21,902,000 aggregate principal amount of notes were originally issued on March 24, 2017, which we refer to as the “original notes.” The reopened notes will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original notes.
•	The reopened notes will have the same CUSIP as the original notes and will trade interchangeably with the original notes. References to the “notes” will collectively refer to the reopened notes and the original notes.
•	The reopened notes may initially be offered at a premium. The original issue price of the reopened notes will between $900 and $1,100 per $1,000 principal amount note. If you purchased the reopened notes at a premium, the return on your investment in the reopened notes may be less than the return would be if you purchased the reopened notes at the principal amount.
•	The reopened notes are expected to price on or about April 16, 2020 (the “Reopening Pricing Date”) and are expected to settle on or about April 21, 2020.
•	CUSIP: 46646QX42

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this reopening supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	Between $900 and $1,100	$	$
Total	$	$	$

(1) The actual original issue price of the reopened notes will be provided in the reopening supplement. See “Supplemental Use of Proceeds” in this reopening supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $1.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the reopened notes on the Reopening Pricing Date will be provided in the reopening supplement, may be less than the original issue price of the reopened notes and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this reopening supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Reopening supplement no. 1 to product supplement no. 4-I dated April 8, 2020, underlying supplement no. 1-I dated April 8, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Indices: The EURO STOXX 50® Index (Bloomberg Ticker: SX5E) and the MSCI EAFE® Index (Bloomberg ticker: MXEA)

Basket: In some circumstances as described below, the notes are linked to an equally weighted basket consisting of the following:

•	50.00% of the EURO STOXX 50® Index; and
•	50.00% of the MSCI EAFE® Index.

Maximum Upside Return: 50.00% (corresponding to a maximum payment at maturity of $1,500.00 per $1,000 principal amount note)

Upside Leverage Factor: 2.85

Downside Participation: 50.00%

Contingent Buffer Amount: 40.00%

Trigger Event: A Trigger Event occurs if the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount.

Pricing Date: March 21, 2017

Reopening Pricing Date: On or about April 16, 2020

Reopening Issue Date (Settlement Date): For the reopened notes, on or about April 21, 2020

Observation Date*: September 21, 2020

Maturity Date*: September 24, 2020

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If a Trigger Event has not occurred and the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return
× Upside Leverage Factor), subject to the Maximum Upside Return

If a Trigger Event has not occurred and the Final Basket Value is less than or equal to the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Basket Return × Downside Participation)

This payout formula results in an effective cap of 20.00% on your return at maturity if the Basket Return is negative. Under these limited circumstances, your maximum payment at maturity is $1,200.00 per $1,000 principal amount note.

If a Trigger Event has occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If a Trigger Event has occurred, you will not benefit from the performance of the Basket and, instead, will be exposed to the performance of the Lesser Performing Index. Under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (50.00% × Index Return of the EURO STOXX 50® Index) + (50.00% × Index Return of the MSCI EAFE® Index)]

Absolute Basket Return: The absolute value of the Basket Return. For example, if the Basket Return is -5%, the Absolute Basket Return will equal 5%.

Lesser Performing Index: The Index with the Lesser Performing Index Return

Lesser Performing Index Return: The lower of the Index Returns of the Indices

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 3,429.62 for the EURO STOXX 50® Index and 1,800.33 for the MSCI EAFE® Index

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

Supplemental Terms of the Notes

Please refer to Annex A in this reopening supplement for additional supplemental terms of the notes.

Hypothetical Payout Profile

The following tables illustrate the hypothetical total return and payment at maturity on the notes linked to two hypothetical Indices or, in some circumstances, a basket consisting of two hypothetical Indices. The “total return” as used in this reopening supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Initial Value for the Lesser Performing Index of 100.00;
•	a Maximum Upside Return of 50.00%;
•	an Upside Leverage Factor of 2.85;
•	a Downside Participation of 50.00%; and
•	a Contingent Buffer Amount of 40.00%.

The hypothetical Initial Value of the Lesser Performing Index of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Index. The actual Initial Value of each Index is the closing level of that Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this reopening supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices and the Basket” in this reopening supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Scenario 1: A Trigger Event has not occurred.

Final Basket Value	Basket Return	Absolute Basket Return	Total Return on the Notes	Payment at Maturity
170.00000	70.00000%	N/A	50.00%	$1,500.00
160.00000	60.00000%	N/A	50.00%	$1,500.00
150.00000	50.00000%	N/A	50.00%	$1,500.00
140.00000	40.00000%	N/A	50.00%	$1,500.00
130.00000	30.00000%	N/A	50.00%	$1,500.00
120.00000	20.00000%	N/A	50.00%	$1,500.00
117.54386	17.54386%	N/A	50.00%	$1,500.00
110.00000	10.00000%	N/A	28.50%	$1,285.00
105.00000	5.00000%	N/A	14.25%	$1,142.50
101.00000	1.00000%	N/A	2.85%	$1,028.50
100.00000	0.00000%	0.00%	0.00%	$1,000.00
95.00000	-5.00000%	5.00%	2.50%	$1,025.00
90.00000	-10.00000%	10.00%	5.00%	$1,050.00
85.00000	-15.00000%	15.00%	7.50%	$1,075.00
80.00000	-20.00000%	20.00%	10.00%	$1,100.00
70.00000	-30.00000%	30.00%	15.00%	$1,150.00
60.00000	-40.00000%	40.00%	20.00%	$1,200.00

Scenario 2: A Trigger Event has occurred.

Final Value of the Lesser Performing Index	Lesser Performing Index Return	Total Return on the Notes	Payment at Maturity
59.99	-40.01%	-40.01%	$599.90
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00

PS-2 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

How the Notes Work

Basket Appreciation Upside Scenario:

If a Trigger Event has not occurred and the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 2.85, subject to the Maximum Upside Return of 50.00%, at maturity. An investor will realize the maximum upside payment at maturity at a Final Basket Value of approximately 117.54386% or more of the Initial Basket Value.

•	If a Trigger Event has not occurred and the closing level of the Basket increases 5.00%, investors will receive at maturity a 14.25% return, or $1,142.50 per $1,000 principal amount note.
•	If a Trigger Event has not occurred and the closing level of the Basket increases 30.00%, investors will receive at maturity a return equal to the 50.00% Maximum Upside Return, or $1,500.00 per $1,000 principal amount note, which is the maximum upside payment at maturity.

Basket Par or Basket Depreciation Upside Scenario:

If a Trigger Event has not occurred and the Final Basket Value is less than or equal to the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Absolute Basket Return times the Downside Participation of 50.00%.

•	For example, if a Trigger Event has not occurred and the closing level of the Basket declines 10.00%, investors will receive at maturity a 5.00% return, or $1,050.00 per $1,000 principal amount note.

Lesser Performing Index Downside Scenario:

If a Trigger Event has occurred, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value.

•	For example, if a Trigger Event has occurred and the closing level of the Lesser Performing Index declines 50.00%, investors will lose 50.00% of their principal amount and receive only $500.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If a Trigger Event has occurred (i.e., the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount), you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	YOU WILL NOT BENEFIT FROM THE PERFORMANCE OF THE BASKET IF A TRIGGER EVENT HAS OCCURRED —

Under these circumstances, you will not receive any leveraged upside return, even if the Basket Return is positive, or 50.00% of the Absolute Basket Return if the Basket Return is negative. Instead, you will be exposed to the performance of the Lesser Performing Index, and you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	IF A TRIGGER EVENT HAS NOT OCCURRED, YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN IF THE BASKET RETURN IS POSITIVE,

regardless of any appreciation of the Basket, which may be significant.

PS-3 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

•	IF A TRIGGER EVENT HAS NOT OCCURRED, YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE CONTINGENT BUFFER AMOUNT AND THE DOWNSIDE PARTICIPATION IF THE BASKET RETURN IS NEGATIVE —

Because the payment at maturity will not reflect the Absolute Basket Return if a Trigger Event has occurred, the Contingent Buffer Amount and the Downside Participation effectively cap your return at maturity at 20.00% if a Trigger Event has not occurred and the Basket Return is negative. Under these circumstances, the maximum payment at maturity is $1,200.00 per $1,000 principal amount note.

•	THE ORIGINAL ISSUE PRICE OF THE REOPENED NOTES MAY REFLECT A PREMIUM TO THE PRINCIPAL AMOUNT —

The amount you will be paid for the reopened notes on the Maturity Date will not be adjusted based on the price you pay for the reopened notes. The original issue price of the reopened notes may reflect a premium to the principal amount.  The payment at maturity will be determined based on the $1,000 principal amount per $1,000 principal amount note and will not be based on the price you pay for the reopened notes.  If you purchased the reopened notes at a premium, the return on your investment in the reopened notes may be less than the return would be if you purchased the reopened notes at the principal amount.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —

If a Trigger Event has occurred, payment on the notes will not be linked to the performance of the basket and, instead, will be linked to the performance of the Lesser Performing Index. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If a Trigger Event has occurred, the benefit provided by the Contingent Buffer Amount will terminate, and you will be fully exposed to any depreciation of the Lesser Performing Index.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —

If a Trigger Event has not occurred, the notes are linked to an equally weighted Basket composed of two Indices. Under these circumstances, in calculating the Final Basket Value, an increase in the level of one of Index may be moderated, or more than offset, by a lesser increase or decline in the level of the other Index. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.

PS-4 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN EITHER INDEX OR ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	NON-U.S. SECURITIES RISK —

The equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE MSCI EAFE® INDEX —

Because the prices of the equity securities included in the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the level of the MSCI EAFE® Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI EAFE® Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI EAFE® Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI EAFE® Index will be adversely affected and any payment on the notes may be reduced.

•	THE RISK OF THE CLOSING LEVEL OF AN INDEX FALLING BELOW ITS INITIAL VALUE BY MORE THAN THE CONTINGENT BUFFER AMOUNT IS GREATER IF THE LEVEL OF THAT INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE ORIGINAL ISSUE PRICE AND VALUATION OF THE REOPENED NOTES WILL BE PROVIDED IN THE REOPENING SUPPLEMENT —

You should consider your potential investment in the reopened notes based on the minimum for the estimated value of the notes and the maximum for the original issue price.

•	THE ESTIMATED VALUE OF THE NOTES MAY BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes may exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this reopening supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this reopening supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an

PS-5 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this reopening supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this reopening supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices and the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

The Indices and the Basket

The return on the notes is linked to the lesser performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or, in some circumstances as described above, an equally weighted basket consisting of the EURO STOXX 50® Index and the MSCI EAFE® Index.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets, excluding the United States and Canada. For additional information about the MSCI EAFE® Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Index, as well as the Basket as a whole, based on the weekly historical closing levels from January 2, 2015 through April 9, 2020. If a Trigger Event has occurred, the notes will NOT be linked to the Basket and, instead, will be linked to the Lesser Performing Index. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 2, 2015 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket ” in this reopening supplement. The closing level of the EURO STOXX 50® Index on April 14, 2020 was 2,917.74. The closing level of the MSCI EAFE® Index on April 14, 2020 was 1,630.53. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index and the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on the Observation Date or the closing level of the Basket on the Observation Date. There can be no assurance that the performance of the Indices or the Basket will result in the return of any of your principal amount.

PS-7 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors

PS-8 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under regulations proposed in 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this reopening supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this reopening supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes may be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes May Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this reopening supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many

PS-9 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this reopening supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this reopening supplement for an illustration of the risk-return profile of the notes and “The Indices and the Basket” in this reopening supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the reopened notes will be made against payment for the reopened notes on or about the Reopening Issue Date set forth on the front cover of this reopening supplement, which will be the third business day following the Reopening Pricing Date of the reopened notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade reopened notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this reopening supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This reopening supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-10 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007234/crt-dp125068_424b2.pdf
•	Underlying supplement no. 1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this reopening supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

Annex A

For purposes of the reopened notes offered by this reopening supplement, the accompanying product supplement is amended as follows:

1. The section entitled “General Terms of Notes — Postponement of a Payment” in the accompanying product supplement is deleted and replaced in its entirety by the following:

Postponement of a Payment Date

If any scheduled Payment Date is not a business day, then that Payment Date will be the next succeeding business day following the scheduled Payment Date.  If, due to a market disruption event or otherwise, any Determination Date referenced in the determination of a payment on the notes that will or may be payable on any Payment Date is postponed so that it falls less than three business days prior to that scheduled Payment Date, that Payment Date will be the third business day following the latest such Determination Date, as postponed, unless otherwise specified in the relevant terms supplement.  If any Payment Date is adjusted as the result of a non-business day, a market disruption event or otherwise, any payment of interest due on that Payment Date will be made on that Payment Date as adjusted, with the same force and effect as if that Payment Date had not been adjusted, but no interest will accrue or be payable as a result of the delayed payment.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

2. The section entitled “The Underlyings — Indices — Level of an Index” in the accompanying product supplement is deleted and replaced in its entirety by the following:

Level of an Index

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, the “closing level” of an Index or any relevant successor index (as defined under “— Discontinuation of an Index; Alteration of Method of Calculation” below) on any relevant day will equal the official closing level of that Index or successor index, as applicable, published with respect to that day.  In certain circumstances, the closing level of an Index or any relevant successor index will be based on the alternative calculation of that Index described under “General Terms of Notes — Postponement of a Determination Date” above or “— Discontinuation of an Index; Alteration of Method of Calculation” below.

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, the “intraday level” of an Index or any relevant successor index at any time on any relevant day (including at the open and close of trading for that Index or successor index, as applicable) will equal the most recently reported level at that time for that Index or successor index, as applicable, as published on the applicable page of Bloomberg Professional® service, which is referred to in this product supplement as “Bloomberg,” or any successor page, for that index or successor index, as applicable.  In certain circumstances, the intraday level of an Index or any relevant successor index will be based on the alternative calculation of that Index described under “— Discontinuation of an Index; Alteration of Method of Calculation” below.

3. The section entitled “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement is deleted and replaced in its entirety by the following:

Discontinuation of an Index; Alteration of Method of Calculation

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, if the sponsor of an Index (an “Index Sponsor”) discontinues publication of that Index and that Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to in this product supplement as a “successor index”), then (a) the closing level of that Index on any Determination Date, or any other relevant date on which the closing level of that Index is to be determined, will be determined by reference to the level of that successor index published with respect to that day and (b) the intraday level, if applicable, of that Index at any time on any Determination Date, or any other relevant date on which the intraday level of that Index is to be determined, will be determined by reference to the level of that successor index as most recently reported by Bloomberg at that time.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, the Issuer, the Guarantor (if applicable) and DTC, as holder of the notes.

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, if the Index Sponsor for an Index discontinues publication of that Index prior to, and that discontinuation is continuing on, a Determination Date or any other relevant date on which the closing level of that Index is to be determined, and the calculation agent determines, in its sole discretion, that no successor index for that Index is available at that time, or the calculation agent has previously selected a successor index for that Index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, that Determination Date or other relevant date, then (a) the calculation agent will determine the closing level of that Index for that Determination Date or

PS-12 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices

that other relevant date on that date and (b) the intraday level of that Index, if applicable, at any time on any relevant day will be deemed to equal the closing level of that Index on that day, as determined by the calculation agent.  Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, the closing level of that Index will be computed by the calculation agent:

(a)   with respect to an Equity Index, in accordance with the formula for and method of calculating that Index or successor index, as applicable, last in effect prior to that discontinuation using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each security most recently composing that Index or successor index, as applicable;

(b)   with respect to a Bond Index, in good faith and in a commercially reasonable manner; or

(c)   with respect to a Commodity Index, in accordance with the formula for and method of calculating that Index or successor index, as applicable, last in effect prior to that discontinuation using the official settlement price(s) (or, if trading in the relevant futures contract(s) has been materially suspended or materially limited, the calculation agent’s good faith estimate of the applicable settlement price(s) that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each futures contract most recently composing that Index or successor index, as applicable, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating that Index or successor index, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of an Index or its successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating an Index or a successor index, or the level thereof, is changed in a material respect, or if an Index or a successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of that Index or successor index, as applicable, had those changes or modifications not been made, then the calculation agent will, at the close of business in the City of New York on each date on which the closing level or intraday level, if applicable, of that Index or successor index, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that Index or successor index, as the case may be, as if those changes or modifications had not been made, and the calculation agent will calculate the closing level or intraday level, as applicable, of that Index or successor index, as applicable, with reference to that Index or successor index, as adjusted.  Accordingly, if the method of calculating an Index or a successor index is modified so that the level of that Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in that Index or successor index), then the calculation agent will adjust its calculation of that Index or successor index, as applicable, in order to arrive at a level of that Index or successor index, as applicable, as if there had been no modification (e.g., as if the split had not occurred).

PS-13 | Structured Investments

Capped Dual Directional Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the MSCI EAFE® Index or an Equally Weighted Basket Consisting of the Indices